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                                                                 Exhibit 99.1


  MYMETICS EXPANDS BOARD OF DIRECTORS WITH THE ADDITION OF DR. THOMAS STAEHELIN

NYON, Switzerland, June 29 /PRNewswire-FirstCall/ -- Mymetics Corporation (Pink
Sheets: MYMX.PK - News) announced today that Dr. Thomas Staehelin will join the Company's board of directors on July 2, 2007, bringing the total number of directors to four. Dr. Staehelin is Senior Managing Partner of the Basel- based law firm Fromer, Schultheiss and Staehelin.

"This is an important time for Mymetics, and we are very gratified to have attracted a strong business leader such as Dr. Staehelin as an external member of our board," stated Christian J.-F. Rochet, President, Chief Executive Officer. "In the past 6 to 12 months, we have accomplished a number of key corporate and scientific milestones. We are very proud to have given new life to the area of mucosal research, demonstrating the potential of our technology as a preventive agent for HIV/AIDS. Also, we have worked very hard and have succeeded in cleaning up our debt, having converted our financial and shareholder debt into restricted shares. Thomas joins at a propitious moment and will be essential in helping us to chart our direction as we further progress in our preclinical program and closer towards clinical testing."


As Senior Managing Partner of Fromer, Schultheiss and Staehelin, Dr. Staehelin is primarily focused on corporate and organizational law and tax law. He also serves on the boards of various companies and is Chairman of the Chamber of Commerce of the Basel region. In addition, Dr. Staehelin is Managing Director of the "Swiss Association of privately held Swiss Companies" and is a member of the Board of "economiesuisse," The Swiss Business Federation. Dr. Staehelin received his Ph.D. degree in Law from the University of Basel. He formerly served as a member of the Cantonal parliament of Basel.

MYMETICS VACCINE PROGRAM BACKGROUND
Worldwide, over 85 percent of HIV infections are the result of sexual transmission in which mucosal tissues from the genital and anorectal regions have been exposed to HIV-1 present in semen or secretions. According to a recent report from the International AIDS Vaccine Initiative, "Since an effective preventive AIDS vaccine will primarily have to protect an individual from sexual transmission of HIV, researchers think it will probably be important for a vaccine candidate to induce strong mucosal immune responses." Mymetics-affiliated researchers have been able to engineer gp41-derived antigens (proteins and peptides) capable of eliciting antibodies, particularly IgA antibodies, with strong potential for preventing in vitro virus translocation across the mucosal barrier and/or to inhibit cell infection, thus preventing HIV-1 infection.


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Mymetics has combined three important concepts in its vaccine design:

1- Induction of mucosal and blood antibodies to allow protection in different anatomical compartments and block the early event of HIV translocation at the genito-reproductive and intestine tracts and subsequent infection of target cells underlying the mucosal tissues, thereby preventing HIV entry and spreading in the body.

2- Focusing the immune response against conserved regions on gp41 that may induce protective antibodies against a broad range of HIV clades. Mymetics is developing vaccines that contain antigens expressing limited immunodominant regions, while immunodistractive regions have been removed or altered without affecting the immunogenicity of the antigen.


3- Minimal mimicry. This aspect is important when dealing with HIV proteins that have several known homologies with human proteins. Developing antibodies against such native HIV proteins may lead to cross-reactions toward human proteins and, consequently, increased risk of developing potential long-term autoimmunity side-effects after vaccination with unmodified HIV proteins. Mymetics' concept is to use a small engineered HIV protein sequence (gp41) that has been mostly deleted of its human protein homologies. This innovative concept is expected to render the vaccine effective against HIV while providing a safer alternative to other vaccine approaches.

ABOUT MYMETICS

Mymetics was founded in 1990 near Lyon, France and was registered as a US (Delaware) public company in 2000. Since August 2003, its operations and research programs have been managed out of Switzerland (Nyon, near Geneva). Mymetics Common shares trade on NASDAQ's OTC:PK under the symbol MYMX.

For more information, please visit the Company's website at http://www.mymetics.com/.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements, which are identified by the words "believe," "expect," "anticipate," "intend," "plan" and similar expressions.

The statements contained herein which are not based on historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could significantly affect our actual results, performance or achievements in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on our behalf. These risks and uncertainties include, but are not limited to, risks associated with our ability to successfully develop and protect our intellectual property, our ability to raise additional capital to fund future operations and compliance with applicable laws and changes in such laws and the administration of such laws. See Mymetics' Form 10-K for the fiscal years ended December 31, 2005 and December 31, 2006 for a discussion of such risks, uncertainties and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date the statements were made.


CONTACT: Ernest Luebke, CFO, Mymetics Corp., +41-22-363-1310, eluebke@mymetics.com